EXHIBIT 3.1
Articles of Amendment
of the Articles of Incorporation of
Hillenbrand Industries, Inc.
     The undersigned officer of Hillenbrand Industries, Inc. (hereinafter referred to as the “Corporation”), existing pursuant to the provisions of the Indiana Business Corporation Law as amended (hereinafter referred to as the “Act”), desiring to give notice of corporate action amending its Articles of Incorporation of the Corporation, certifies the following facts:
     Section 1. Information. The current name of the Corporation is Hillenbrand Industries, Inc. The date of incorporation of the Corporation is August 7, 1969.
     Section 2. Amendments. The exact text of Article I of the Corporation’s Articles of Incorporation is now as follows:
ARTICLE I
IDENTIFICATION
     The name of the Corporation is Hill-Rom Holdings, Inc.
     Section 3. Manner of Adoption and Vote.
     (a) Action by Board of Directors. The Board of Directors approved this Amendment at a meeting held on: November 2, 2007.
     (b) Action by Shareholders. The Shareholders of the Corporation entitled to vote in respect of the Amendment adopted and approved the Amendment at a special meeting of the shareholders held on March 13, 2008 by the following vote.

Total number of shares entitled to vote with respect to the Amendment:	62,252,546
Total number of shares voted in favor	53,998,139
Total number of shares voted against	231,243
     (c) Compliance with Legal Requirements. The manner of the adoption of these Articles of Amendment and the manner in which they were proposed and approved, constitute full legal compliance with the provisions of the Act, the Articles of Incorporation as previously amended, and the Code of By-Laws of the Corporation.
     Section 4. Effective Date. This amendment shall become effective at 5:01 p.m., Eastern Daylight Time, on March 31, 2008.
     I hereby affirm, under the penalties for perjury, that all the facts stated above are true.

Hillenbrand Industries, Inc. (to be known as Hill-Rom Holdings, Inc. after the filing of these Articles of Amendment)

By:	/s/ Patrick D. de Maynadier
Patrick D. de Maynadier,
its Senior Vice-President, General Counsel and Secretary

Articles of Amendment of Hillenbrand Industries, Inc.	Page 1